* = THE MATERIAL HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND SUCH MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.


                           EXCLUSIVE DISTRIBUTION AGREEMENT


    This EXCLUSIVE DISTRIBUTION AGREEMENT ("AGREEMENT") is made as of the 28th day of February, 1997, ("EFFECTIVE DATE"), by and between:

    (a) CREATIVE TECHNOLOGY LTD. ("CREATIVE"), a Singapore corporation having a principal office at 67 Ayer Rajah Crescent #03-18, Republic of Singapore 139950; and

    (b) CAMBRIDGE SOUNDWORKS, INC., a Massachusetts corporation ("CSW"), having a principal place of business at 311 Needham Street, Newton, MA 02164.

                                       RECITALS

    WHEREAS, Creative is in the business of distributing computer equipment and related products, including computer software;

    WHEREAS, CSW has developed certain speaker technology that may be used in conjunction with Creative s products;

    WHEREAS, the parties have entered into that COMMON STOCK AND WARRANT PURCHASE AGREEMENT ("PURCHASE AGREEMENT") dated even date herewith, and to which this Agreement is an exhibit;

    NOW, THEREFORE, in consideration of the mutual representations, warranties, conditions and covenants set forth below and in the Purchase Agreement, the parties agree as follows:

                                      AGREEMENT

SECTION 1:  CERTAIN DEFINITIONS

    "AFFILIATE" shall mean an entity that controls, is controlled by or is under common control with such party. For purposes of this definition, the term "control" means ownership, directly or indirectly, of more than 19.99% of the voting stock of the entity, or in the case of a non-corporate or non-public entity, an equivalent ownership interest (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).

    "CREATIVE FACILITIES" shall mean:  (i) Dublin, Ireland; (ii) Singapore; and
(iii) Fremont, California, which list may be amended upon mutual agreement of the parties.

    "CSW MARKS" shall mean all trademarks, service marks, logos and other distinctive brand features of CSW that are used in or relate to the CSW Multimedia Products, including, without limitation, the trademarks, service marks and logos described in EXHIBIT A hereto.

    "CSW MULTIMEDIA PRODUCTS" shall mean all current and future speakers and speaker systems developed by or for CSW, including but not limited to, those products currently marketed by CSW as SoundWorks-TM-, MicroWorks-TM-, and PCWorks-TM-, and which speakers and speaker systems are primarily designed or marketed to interface, support, be compatible or used with, or which may be incorporated or integrated into computers, computer systems, or operating systems therefor, including without limitation, PC or Macintosh operating systems.

    "DISTRIBUTION MARKETS" shall mean all distribution channels, consumer markets, retail markets and all other markets, EXCEPT: (i) existing or future CSW wholly owned or franchised CSW retail storefronts (for clarification purposes, retail storefronts do not include stores within stores); (ii) CSW wholly owned catalog sales distribution channels; and (iii) existing or future CSW wholly owned and operated Internet sites; PROVIDED, HOWEVER, CSW cannot distribute to users accessing CSW s Internet site via any third party Internet site.

    "DOCUMENTATION" shall mean all user manuals, training materials, and other documentation provided by CSW in support of CSW Multimedia Products, as such is made available by CSW.

    "EPIDEMIC FAILURES" shall mean that percentage of units of CSW Multimedia Products accepted by Creative in a Purchase Order therefor which fails to operate in accordance with performance specifications applicable to such CSW Multimedia Products.

    "EXTRAORDINARY OPPORTUNITIES" shall mean unique nonrecurring catalog sales, advertising and other marketing opportunities that are reasonably expected to yield unusually high CSW Multimedia Products exposure and CSW brand exposure (for example, exposure similar to that yielded by the CSW/Marlboro relationship or the contemplated CSW/American Express relationship), and which opportunities are not then being pursued by Creative. Notwithstanding the foregoing, in no event shall any Extraordinary Opportunities be for sale of CSW Multimedia Products in the Distribution Markets that involve any entity with which Creative is then engaged or is demonstrably working to engage in marketing, distribution, or any other business relationship or activities (including, without limitation, retailers, resellers or distributors).

    "INTELLECTUAL PROPERTY RIGHTS" shall mean trade secrets, patents, copyrights, trademarks, know-how, mask works, moral rights, and similar rights of any type under the laws of any governmental authority, domestic or foreign including all applications and registrations relating to any of the foregoing.

    "OEM CUSTOMERS" shall mean the companies set forth on EXHIBIT E attached hereto, as such Exhibit may be amended from time to time in writing by mutual agreement of the parties.

SECTION 2:  APPOINTMENT AND LICENSE GRANT

2.1 GRANT OF DISTRIBUTION RIGHTS. For the term of this Agreement and during the Sell-Off Period (as defined in Section 10.3 below), and subject to the terms and conditions of this Agreement, and the rights expressly reserved by CSW herein, CSW grants to Creative and its Affiliates an exclusive, worldwide, royalty-free, right and license, with a right to sublicense (solely as necessary to exercise its rights granted hereunder), to use, sell, distribute, market, import, export, perform, transmit, and have used, sold, distributed, marketed, imported, exported, performed and transmitted the CSW Multimedia Products and related Documentation in the Distribution Markets.

2.2 LIMITATIONS ON EXCLUSIVITY. As a matter of clarification, the exclusivity provisions of Section 2.1 do not apply to: (i) existing or future CSW wholly owned or franchised CSW retail storefronts (for clarification purposes, retail storefronts do not include stores within stores); (ii) CSW wholly owned catalog sales distribution channels; (iii) existing or future CSW wholly owned and operated Internet sites; PROVIDED, HOWEVER, CSW cannot distribute to users accessing CSW s Internet site via any third party Internet site; (iv) CSW s current obligations under the agreement in effect as of the Effective Date with IBM (the "IBM AGREEMENT"), with respect to the Model 25 IBM Aptiva subwoofer product; and (v) OEM Customers. The parties will use their commercially reasonable efforts to negotiate and discuss the sales and marketing efforts relating to the integration into or bundling and shipment of CSW Multimedia Product by any OEM Customer. In any event, CSW agrees that, to the extent it enters into any distribution agreement with an OEM Customer, such agreement can only be for the sale or distribution of a CSW Multimedia Product if such CSW Multimedia Product is sold to an end-user together with a "Personal Computer System" (defined as a computer system consisting of, at a minimum, an x86 or Pentium-compatible microprocessor-based motherboard together with a hard disk drive, power supply, and memory system, assembled in a casing).

2.3 EXTRAORDINARY OPPORTUNITIES.

    (a)  CSW shall give prior written notice by facsimile, pursuant to Section
10.1 herein, to Creative of all Extraordinary Opportunities it wishes to exploit. Notwithstanding the exclusivity provisions of Section 2.1, CSW may exploit up to two Extraordinary Opportunities during each Period (as defined in Section 10.4(a) herein) following the Effective Date without prior written approval by Creative and may exploit any additional Extraordinary Opportunities in excess of such two-per-Period limitation upon prior written approval by Creative. In the event that Creative does not respond to CSW s written notice within five business days of receipt of such notice, then approval of such Extraordinary Opportunity by Creative shall be deemed to have been given.

    (b) Any sales of CSW Multimedia Products in connection with CSW s participation in or exploitation of an Extraordinary Opportunity shall be subject to the price protection and price reduction provisions set forth in
Section 4.2 below.

2.4 LIMITED TRADEMARK LICENSE GRANT. For the term of this Agreement and for the Sell-Off Period (as defined in Section 10.3 below), CSW grants to Creative and its Affiliates the exclusive, worldwide, royalty-free right and license to use the CSW Marks, subject to the provisions of the license agreement between Henry Kloss and CSW, including but not limited to

"By Henry Kloss", alone or in combination with any and Creative marks or any other mark selected and used by Creative, on CSW Multimedia Products, and in marketing, advertising, packaging, and other promotional materials and related documentation relating to CSW Multimedia Products, in the Distribution Market. In addition, CSW agrees and acknowledges that Creative may use any mark selected by Creative and to which Creative has legal rights, on or in connection with the CSW Multimedia Products and any marketing or promotional materials related to such CSW Multimedia Products. Creative agrees that, to the extent provided by CSW, it will use commercially reasonable efforts to comply with CSW s reasonable style and appearance guidelines, which shall be provided to Creative by CSW within sixty (60) days of the Effective Date. Creative and CSW will each use its best efforts to mutually agree on all the initial logos for each of the CSW Multimedia Product lines, PROVIDED, HOWEVER, that in the event that Creative and CSW are unable to agree on an initial logo within 30 days following the first presentation of the initial logo by either party, Creative shall have the right to determine such initial logo, so long as such initial logo adheres to the style and appearance guidelines provided to Creative by CSW pursuant to this
Section 2.4.

SECTION 3: RESPONSIBILITIES OF THE PARTIES

3.1 END-USER SUPPORT OBLIGATIONS. Creative will provide installation assistance, technical training for end-users and first level support and maintenance services for CSW Multimedia Products; PROVIDED, HOWEVER, that CSW shall in any event be fully responsible for performing its warranty obligations set forth in Section 7 hereto.

3.2 TITLE AND RISK OF LOSS. Title to all CSW Multimedia Products, including the media on which any software is reproduced (but not any Intellectual Property Rights with respect to such software), shall pass to Creative, and all risk of loss of or damage to CSW Multimedia Products shall pass to Creative, upon delivery by CSW of such CSW Multimedia Products to the Creative Facility designated by Creative on the applicable purchase order.

3.3 PRIOR MARKETING COMMITMENTS. CSW shall be solely responsible and liable for all existing and planned marketing commitments in existence as of the Effective Date, including, without limitation, those commitments listed on EXHIBIT C, and, except as expressly permitted under Section 2.2 hereto, CSW shall not enter into any marketing commitments with respect to the CSW Multimedia Products after the Effective Date. In no event shall Creative be liable for any marketing, sales, or other commitments relating to CSW Multimedia Products that is not: (i) in writing; and (ii) authorized in writing by an authorized representative of Creative.

3.4 CSW FIRST PRIORITY. Creative acknowledges and agrees that CSW has the right of first priority to bid for rights to manufacture for Creative Labs, Inc. ("CLI") CSW Two-Piece Products for CLI upgrade kits and for CLI retail products. In no way shall the provisions of this Section 3.4 be construed as creating any obligation of Creative or its Affiliates to grant any such manufacturing rights to CSW.

3.5 TRAINING. For each CSW Multimedia Product, CSW shall promptly provide training, promotional and marketing materials (including without limitation, training manuals, product documentation, promotional literature and merchandising kits) and other materials as mutually agreed upon by the parties at Creative s California offices or other locations as mutually agreed upon by the parties.

SECTION 4:  PRICING AND PURCHASE ORDERS

4.1 PURCHASE ORDERS.

    (a) Creative shall submit purchase orders to CSW on Creative s standard form, substantially in the form attached in EXHIBIT B (a "CREATIVE PURCHASE ORDER"). Each such Creative Purchase Order shall include, at a minimum: (i) description of CSW Multimedia Products, as designated by Creative; (ii) applicable price, as mutually agreed to by the parties prior to submission of such purchase order; (iii) mutually agreed upon delivery schedule; (iv) ship to location, which shall be one of the Creative Facilities. To the extent that any provision of the form of Creative Purchase Order is inconsistent with the exclusivity provisions of Section 2.1 above, the provisions of this Agreement shall control. Forecasts for Creative Purchase Orders shall be submitted to CSW six months in advance of intended delivery for planning purposes. To the extent that the terms of the Creative Purchase Order are in conflict or are inconsistent with the terms of this Agreement or are otherwise inapplicable, the terms of this Agreement shall govern.

    (b) No later than ninety (90) days prior to an intended delivery date (a "DELIVERY DATE"), Creative shall issue a Creative Purchase Order to CSW with respect to the CSW Multimedia Products to be purchased on such Delivery Date; PROVIDED, HOWEVER, that during the period beginning 90 days prior to any given Delivery Date and ending 60 days prior to such Delivery Date, Creative may, at its option, (i) reschedule delivery of all or any portion of the CSW Multimedia Products under the Creative Purchase Order, (ii) increase or decrease the amount of CSW Multimedia Products under the Creative Purchase Order, or (iii) cancel the Creative Purchase Order. In the event that Creative decreases or cancels a Creative Purchase Order pursuant to subdivision (ii) or (iii) above, CSW shall use its best efforts to cancel all materials and commitments to manufacture the CSW Multimedia Products under such Creative Purchase Order, and Creative shall bear the cost of any applicable cancellation fees required to be paid in connection therewith. After the date 60 days prior to its Delivery Date, no Creative Purchase Order may be canceled or otherwise changed without the prior written consent of CSW; PROVIDED, HOWEVER, that such Creative Purchase Order shall be eligible for any applicable price protection or price reduction in accordance with Section 4.2 below.

    (c) The amounts payable by Creative to CSW under such Creative Purchase Orders shall be fully credited against the * blanket Creative Purchase Order set forth in Section 6.1 of the Purchase Agreement (the "BLANKET PURCHASE ORDER"). Such Blanket Purchase Order shall be cancelable immediately by Creative (and the * pre-paid amount under the Blanket Purchase Order shall be promptly refunded by
CSW) in the event that CSW fails to materially perform any of its obligations, including without limitation its representations and warranties, under this Agreement. The * under such Purchase Agreement shall be applied against Creative Purchase Orders submitted by Creative in the first * following the date that Creative owes payment pursuant to the Creative Purchase Order for CSW Multimedia Products hereunder. Up to * of such * shall be * delivered in the first quarter after such first shipment, with any unused creditable amount from such first quarter fully creditable against the Creative Purchase Orders delivered in the second quarter. In the event that Creative does not receive credit for the full * during such * period, then CSW shall fully credit, on a dollar-for-dollar basis, future Creative Purchase Orders until Creative has received credit of * for such * prepayment.

4.2 PRICING AND PRICE PROTECTION. CSW will Price Protect (as defined herein) Creative from price reductions on products substantially similar to CSW Multimedia Products licensed hereunder. For purposes of this Agreement, the term "Price Protect" shall mean that for every percentage of CSW retail, catalog, internet or Extraordinary Opportunity price decrease, CSW will (i) credit to Creative s account the same equivalent percentage of the purchase price of CSW Multimedia Products then held by Creative, its Affiliates and their customers in their warehouse, retail, and distribution inventory and (ii) reduce, by the same equivalent percentage, the purchase price of CSW Multimedia Products in transit under Creative Purchase Orders and other unfilled, outstanding Creative Purchase Orders. Any such Price Protection shall be based on the original price charged by CSW. In the event that CSW reduces its estimated street price for any CSW Multimedia Product, CSW will Price Protect Creative, its Affiliates and their customers. In no event shall Creative be charged for CSW Multimedia Products at prices that exceed those charged third parties by CSW for the same or similar CSW Multimedia Products. Notwithstanding the foregoing, CSW, on a case by case basis, may reduce prices at which it regularly offers CSW Multimedia Products in response to individual end-user price matching situations without having to Price Protect Creative, its Affiliates and their customers. Notwithstanding the foregoing, if CSW temporarily reduces the price for any CSW Multimedia Product to a level required to compete with a price change by a regional or national retail chain (for example, MicroCenter, Fry s, Circuit City, Good Guys, CompUSA and Best Buy), then CSW shall have no obligation to Price Protect Creative, its Affiliates and their customers for such price reduction, provided that CSW and Creative will use their best efforts to renegotiate for any future deliveries by CSW to Creative (or its Affiliates or customers) of CSW Multimedia Products under then outstanding Creative Purchase Orders, a price reduction for the CSW Multimedia Products sold to Creative (or its Affiliates or customers). Creative acknowledges that this section is not intended to apply to goods which have been refurbished and sold as "B Goods", so long as such goods are not new products and are refurbished and clearly marked for the end-user as refurbished "B Goods".

4.3 CREATIVE PRICING. Creative is free to set unilaterally its own prices for its distribution of CSW Multimedia Products. No employee or representative of CSW has any authority to establish Creative s resale prices or to inhibit in any way Creative s independent pricing decisions.

SECTION 5: PROPRIETARY RIGHTS

5.1 OWNERSHIP BY CSW. The parties agree that, as between CSW and Creative, CSW owns all proprietary rights, including copyrights, patents and trade secrets, in and to the CSW Multimedia Products, and that, except as provided herein, this Agreement does not constitute a license nor does it transfer ownership of any of these rights.

5.2. LIMITATION ON USE OF SOFTWARE. Creative will use all computer programs, documentation and information consisting of or containing proprietary information related to CSW Multimedia Products, solely for the purpose of performing under this Agreement. Except as authorized hereunder or as necessary for Creative to fully exercise its rights granted hereunder, Creative will not decompile, disassemble or otherwise reverse engineer the CSW Multimedia Products.

5.3 OWNERSHIP BY CREATIVE. The parties agree that, as between CSW and Creative, Creative owns all proprietary rights, including copyrights, patents, and trade secrets, created by Creative pursuant to this Agreement.

5.4 PROPRIETARY NOTICES. Creative agrees not to remove any copyright, trademark or other proprietary rights notices placed on any CSW Multimedia Products. Creative agrees to place a notice, "by Cambridge SoundWorks," "Cambridge SoundWorks" or a notice substantially equivalent, on packaging and products for the CSW Multimedia Products it distributes pursuant to this Agreement.

SECTION 6:  CONFIDENTIALITY

    The parties agree that the terms of this Agreement and all information disclosed by the parties during the term of this Agreement, which information satisfies the criteria set forth in the Mutual Non-Disclosure Agreement, dated October 18, 1996 (the "NDA"), executed by the parties hereto, shall be considered Proprietary/Confidential Information under and subject to the provisions of such NDA, a copy of which is attached hereto as EXHIBIT D.

SECTION 7:  WARRANTY; EPIDEMIC FAILURE; PRODUCT RETURNS

7.1 WARRANTY. CSW warrants that: (i) upon delivery, the CSW Multimedia Products will be new, and will comply with all Creative approved pricing and product descriptions, specifications, and other printed information relating to the CSW Multimedia Products and in effect as of the date of the applicable Creative Purchase Order; (ii) the CSW Multimedia Products will, for a period of the longer of: (x) * months from the CSW Multimedia Products Delivery Date, or
(y) the warranty period offered by CSW retail storefronts, internet sites or catalog for such CSW Multimedia Products or a substantially similar product ("WARRANTY PERIOD"): (a) be free from defects in manufacture, materials, and design; (b) function properly under ordinary use; and (c) perform in accordance with all applicable specifications and documentation for such CSW Multimedia Product; and (iii) title to all CSW Multimedia Products purchased by Creative, no matter where delivered, shall be free and clear of all liens, encumbrances, security interest, or other adverse interests or claims during the Warranty Period. In the event that a CSW Multimedia Products has a defect that constitutes a breach of the warranty set forth in this Section 7.1, and Creative notifies CSW of such breach in writing during the Warranty Period, CSW will, at its option: (x) use its best efforts to repair the defect; (y) accept return of the CSW Multimedia Products or defective component (hardware or software) thereof and provide a replacement of the same CSW Multimedia Product or component. If CSW determines that no appropriate repair or replacement is available within thirty (30) days of CSW s receipt of such returned CSW Multimedia Products, then CSW will issue to Creative a full refund or credit equal to the total amount paid by Creative therefor.

7.2 EPIDEMIC FAILURE. Creative will consider an Epidemic Failure as being a single failure type in * of the CSW Multimedia Products shipped during a three
(3) month period, or failure of any type in * of the CSW Multimedia Products shipped during a three (3) month period. CSW will take action to correct the defect in subsequent deliveries of CSW Multimedia Products and will notify Creative of its corrective action plan. The defect must be corrected by upgrading all of the CSW Multimedia Products previously shipped within the twelve (12) months prior to Creative s notice to CSW and CSW will provide parts for the upgrades, perform and pay for associated labor and customer service, and pay round-trip freight costs for such defective products.

7.3 DISCLAIMER OF WARRANTIES. The warranties set forth in Sections 7.1 and 7.2 are the only warranties made by CSW to Creative with respect to the CSW Multimedia Products. CSW DISCLAIMS ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, WITH REGARD TO CSW MULTIMEDIA PRODUCTS SOLD PURSUANT TO THIS AGREEMENT, INCLUDING WITHOUT LIMITATION, ALL IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

7.4 RETURNED PRODUCTS. CSW is solely responsible for all returns, including all credits issued based on such returns, of CSW Multimedia Products in the marketplace, in the distribution channel, or otherwise distributed by or for CSW prior to the Effective Date of this Agreement. No distributor, agent of CSW or retail chain which is a customer of CSW or its distributors or agents shall possess more than * worth of inventory of CSW Multimedia Products within thirty
(30) days after the Effective Date. All CSW Multimedia Products, including defective products and overstock balances, returned within ninety (90) days from the Effective Date shall be returned directly to CSW, and Creative shall have no obligation or liability relating to such returned products. All CSW Multimedia Products returned after such ninety (90) day period shall be returned directly to Creative. Creative may return such products to CSW if such CSW Multimedia Product originally was shipped from CSW or, in any event if such CSW Multimedia Product is a defective product, and obtain a refund, fully creditable toward future Creative Purchase Orders for the original retailer purchase price of such returned product.

SECTION 8:  REPRESENTATIONS AND WARRANTIES

8.1 BY EACH PARTY. Each party to this Agreement represents and warrants to the other party that: (i) such party has the full corporate right, power and authority to enter into this Agreement and to perform the acts required of it hereunder; (ii) the execution of this Agreement by such party, and the performance by such party of its obligations and duties hereunder, do not and will not violate any agreement to which such party is a party or by which it is otherwise bound, including without limitation any and all distribution agreements; (iii) when executed and delivered by such party, this Agreement will constitute the legal, valid and binding obligation of such party, enforceable against such party in accordance with its terms; and (iv) such party acknowledges that the other party makes no representations, warranties or agreements related to the subject matter hereof that are not expressly provided for in this Agreement.

8.2 BY CSW. In addition to the representations made in Section 8.1 and the warranties set forth in Section 7, CSW further represents and warrants that: (i) it has the right to grant the licenses set forth in this Agreement to Creative; (ii) use of any CSW Multimedia Products will not infringe any third party intellectual property rights; and
(iii) the CSW Multimedia Products neither contain any technology, intellectual property, computer programs, or trade secrets that are not the sole property of CSW nor any viruses, debilitating features, subroutines, hidden instructions, commands or any operational and functional specifications of any nature other than as set forth in the specifications for such CSW Multimedia Products.

SECTION 9:  INDEMNIFICATION

9.1 BY CSW. CSW shall indemnify and hold harmless Creative against any and all liability, suits, claims, losses, government fines and penalties, damages and judgments, and shall pay all costs (including reasonable attorney s fees) and damages to the extent that such liability, costs or damages arise from: (i) a claim that any of the CSW Multimedia Products infringe any third party s Intellectual Property Rights; (ii) an allegation which, if true, would constitute a breach by CSW of any of its representations or warranties hereunder; (iii) any negligence by CSW, including its employees, agents, consultants, or contractors, that results in any harm or injury of any nature to a third party; and (iv) any claim, action, or dispute arising out of any sales, marketing, or other promotional commitments entered into between CSW and any third party relating to CSW Multimedia Products (including, without limitation, any agreements, arrangements or understandings, whether oral or written, between CSW and any third party relating to the distribution of any CSW Multimedia Products or other CSW products, including, without limitation, the arrangements with * of the Schedule of Exceptions attached as Exhibit B to the Purchase Agreement), except as such claim relates to any marketing, promotional or other materials or information provided to CSW by Creative. CSW, at its sole option, shall have the right to defend or settle any such action, or any part thereof brought against Creative arising from a claim as described herein has occurred. CSW s obligations under this Section 9.1 are conditioned upon Creative providing CSW with prompt notice of each such claim.

9.2 BY CREATIVE. Creative shall indemnify and hold harmless CSW against any and all liability, suits, claims, losses, damages and judgments, and shall pay all costs (including reasonable attorney s fees) and damages to the extent that such liability, costs or damages arise from: (i) a breach by Creative of any of its representations or warranties hereunder; (iii) any negligence by Creative, including its employees, agents, consultants, or contractors, arising under Creative s performance under this Agreement, that results in any personal harm or personal injury to a third party; and (iv) any claim, action, or dispute arising out of any sales commitments, marketing commitments, or other promotional commitments entered into between Creative and any third party relating to CSW Multimedia Products, EXCEPT as such claim relates to any product or marketing, promotional or other materials or information provided to Creative by CSW. Creative, at its sole option, shall have the right to defend or settle any such action, or any part thereof brought against CSW arising from a claim as described herein has occurred. Creative s obligations under this Section 9.2 are conditioned upon CSW providing Creative with prompt notice of each such claim.

9.3 LIMITATION OF LIABILITY.   EXCEPT FOR THE INDEMNIFICATION OBLIGATIONS OF
SECTIONS 9.1 AND 9.2, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR LOSS OF PROFITS, INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, OR

CONSEQUENTIAL DAMAGES, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. THE PARTIES HERETO HEREBY ACKNOWLEDGE THAT THE MUTUAL COVENANTS AND AGREEMENTS SET FORTH IN THIS AGREEMENT REFLECT THIS ALLOCATION OF RISK.

9.4 ESCROW. On or before the effective date of the Distribution Agreement, CSW shall deposit the amount of * Dollars in a separate interest bearing account under the custody and control of Creative. Interest shall accrue to the benefit of CSW. CSW shall use its best efforts to * . In the event CSW is unable to obtain such New Contracts * , it shall use its best efforts to obtain releases from * releasing any rights which they may have to act as a distributor of CSW Multimedia Product in the future (" * "). Upon receipt by CSW and delivery to Creative of copies of such * for each of the * , the amounts then held in escrow shall be released, together with interest thereon, to CSW. Until such release, any amounts held in said escrow account may be applied by Creative to satisfy any claims for indemnification from CSW pursuant to Section 9.1 of this Agreement.

SECTION 10:  MISCELLANEOUS

10.1 NOTICES. Any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient upon delivery, when delivered personally or by overnight courier or sent by telegram or fax addressed to the party to be notified at such party s address as set forth below or to any other address as the party may designate:

    Creative:      67 Ayer Rajah Crescent #03-18
                   Republic of Singapore 139950
                   Fax #:    65/774-8916
                   ATTN:  CFO

    copies to:     Creative Labs, Inc.
                   1901 McCarthy Boulevard
                   Milpitas, CA  95035
                   Fax #:    408/428-6699
                   ATTN:  General Counsel and General Manager
                   Facsimile:  408-428-6699

    CSW:           311 Needham Street
                   Newton, MA  02164
                   ATTN:  Tom DeVesto
                   Facsimile:  617-332-9229

10.2 AMENDMENTS. This Agreement and the exhibits set forth the entire understanding of the parties with respect to the subject matter of this Agreement and supersede all prior agreements, understandings and negotiations with respect to the subject matter hereof. Any amendment to this Agreement must be in writing and signed by both parties.

10.3     TERM.

    (a) This Agreement commences on the Effective Date and shall remain in effect until terminated in accordance with this Section 10.3; subject to the provisions of Section 10.4(d) below.

    (b) Either party may terminate this Agreement following a material breach by the other party of any warranty, representation or obligation under this Agreement, within thirty (30) days after written notification thereof, if such breach is not cured within such thirty (30) day period.

    (c) Following termination or expiration of this Agreement for any reason, Creative and its Affiliates shall have the non-exclusive right to distribute any CSW Multimedia Products held in inventory or ordered by Creative or its Affiliates as of the time of expiration or termination of this Agreement for a period of six (6) months after the date of such expiration or termination (the "SELL-OFF PERIOD").

10.4     TERMINATION OF EXCLUSIVITY.

    (a) In the event that Creative does not authorize, or, if authorized, is unwilling to accept, delivery of the shipment of CSW Multimedia Products in the following aggregate amounts (each a "REQUIRED AMOUNT"): (i) at least * of CSW Multimedia Products (excluding CSW Two-Piece Products as defined in Section 10.4(b)) in the first twelve-month period (the "FIRST PERIOD") following the later of: (a) the date 60 days after CSW is able to ship a final finished production unit of PCWorks-TM- whether or not Creative has issued a purchase order for such product; or (b) the date of delivery to Creative by CSW of the * (the "INITIAL SHIPMENT DATE"), (ii) * of CSW Multimedia Products (excluding CSW Two-Piece Products) in the second twelve-month period following the expiration of the First Period (the "SECOND PERIOD"), and (iii) * of CSW Multimedia Products (excluding CSW Two-Piece Products) in the third twelve-month period following the expiration of the Second Period (the "THIRD PERIOD," with each of the First Period, Second Period and Third Period being a "PERIOD"), the rights and licenses granted pursuant to Section 2.1 shall become nonexclusive for the remainder of the term of this Agreement beginning * following the end of the Period for which Creative has failed to meet such requirements. Notwithstanding the foregoing, if the aggregate amount of CSW Multimedia Products Creative authorizes or accepts delivery of in the First or Second Period is between * of the Required Amount for such Period, the rights and licenses granted pursuant to
Section 2.1 shall remain exclusive if Creative, within * following the end of such Period, issues Creative Purchase Orders for an aggregate amount of CSW Multimedia Products equal to at least * of the Required Amount for the following Period (such Creative Purchase Orders shall be counted in determining whether Creative has satisfied the Required Amount for such following Period); PROVIDED, HOWEVER, that exclusivity may be maintained by Creative pursuant to the foregoing clause * during the term of this Agreement. The parties acknowledge that Creative shall not lose its exclusivity pursuant to this section in the event that CSW fails to ship CSW Multimedia Products in a timely fashion.

    (b) In the event that Creative does not authorize, or, if authorized, is unwilling to accept, delivery of the shipment of the CSW Multimedia Products in the following aggregate amounts (each a "TOTAL REQUIRED AMOUNT"): (a) at least * of CSW Multimedia Products in the

First Period, (b) * of CSW Multimedia Products in the Second Period, and (c) * of CSW Multimedia Products in the Third Period, then, during the Period following Creative s failure to satisfy the Total Required Amount in any given Period, CSW shall have the right to sell an amount of CSW Two-Piece Products (as defined herein) equal to the difference between the * for such Period and the *
 . Such sales pursuant to this Section 10.4(b) may be in any markets, including the Distribution Markets; PROVIDED, HOWEVER, that the price protection and price reduction provisions set forth in Section 4.2 shall apply to any such sales by CSW under this Section 10.4(b), and PROVIDED FURTHER that in no event shall CSW sell any CSW Two-Piece Products pursuant to this Section 10.4(b) at a price lower than the price that CSW has offered Creative for the same CSW Two-Piece Products during prior twelve months. For purposes of this Section 10.4(b), "CSW TWO-PIECE PRODUCTS" shall mean any CSW Multimedia Products that are two-piece standalone desktop speaker products for use with a Personal Computer System (as defined in Section 2.2). Notwithstanding the foregoing, the provisions of this
Section 10.4(b) shall have effect only if, and at such time as, Creative has purchased * units in any one month of CSW Two-Piece Products from CSW. The parties acknowledge that CSW shall not be entitled to ship CSW Two-Piece Products pursuant to this section in the event that CSW fails to ship CSW Multimedia Products to Creative in a timely fashion.

    (c) No later than the beginning of the Third Period, the parties shall enter into good faith negotiations to mutually agree upon a revised schedule of Required Amounts and Total Required Amounts for Periods subsequent to the Third Period (a "REVISED SCHEDULE"). Thereafter, no later than the beginning of the last Period covered by each Revised Schedule, the parties will enter into good faith negotiations to mutually agree upon a subsequent Revised Schedule.

    (d)  This Agreement will terminate on the expiration of the Third Period:
(i) in the event that the rights and licenses granted pursuant to Section 2.1 shall become nonexclusive in accordance with Section 10.4(a) above; or (ii) if no Revised Schedule has been mutually agreed upon pursuant to Section 10.4(c) above; provided, however, that the Agreement shall terminate upon the expiration of the final Period covered by the Revised Schedule then in effect, if any.

10.5 SURVIVAL. The following provisions shall survive termination or expiration of this Agreement: Sections 1, 3.2, 3.3, 5, 6, 7, 8, 9, and 10.

10.6 RELATIONSHIP OF THE PARTIES. Neither CSW nor Creative are authorized to oblige the other party or act in the name of the other party other than as stated in this Agreement. The Agreement does not create a joint venture, partnership, agency or association.

10.7 WAIVER. Failure by either party to enforce at any time or for any period of time the provisions of this Agreement shall not be construed as a waiver of such provisions, and shall in no way affect such party s right to later enforce such provisions.

10.8 PUBLICITY. Any and all press releases or other public announcements relating to this Agreement shall be mutually agreed to by the parties.

10.9 SEVERABILITY. If any part of this Agreement is determined by any court or tribunal of competent jurisdiction to be wholly or partially unenforceable for any reason, such unenforceability shall not affect the balance of this Agreement.

10.10 ENTIRE AGREEMENT; FACSIMILE SIGNATURES; PURCHASE ORDERS. This Agreement, including the Exhibits hereto, is the entire agreement of the parties and supersedes all previous and contemporaneous communications, representations, and agreements regarding the subject matter hereof. A facsimile of a signed copy of this Agreement received from Creative may be relied upon as an original and if there is any inconsistency between such facsimile and a subsequently received hard copy, the facsimile shall prevail. This Agreement may be modified only in a writing signed by both parties. Purchase orders shall be binding only with respect to: (i) the products and services ordered; and (ii) the fees therefor, as set forth on the face side of or a special attachment to the purchase order.

                               [SIGNATURE PAGE FOLLOWS]

    NOW, THEREFORE, the parties hereto have caused this Agreement to be executed by their respective authorized representatives:


CREATIVE TECHNOLOGY LTD.:              CAMBRIDGE SOUNDWORKS, INC.:


    /S/ Sim Wong Hoo                     /S/ Thomas J. Devesto
-------------------------------        ---------------------------
Signature                                   Signature
Sim Wong Hoo                           Thomas J. Devesto
-------------------------------        ---------------------------
Name                                        Name
Chairman & CEO                              President and CEO
-------------------------------        ---------------------------
Title                                  Title

67 Ayer Rajah Crescent #03-18               311 Needham Street
Republic of Singapore 139950           Newton, MA  02164

February 28, 1997                      February 28, 1997
-------------------------------        ---------------------------
Date                                        Date

                                      EXHIBIT A
                                    CSW TRADEMARKS


SOUNDWORKS
CAMBRIDGE SOUNDWORKS
SOUNDWORKS BY HENRY KLOSS
MICROWORKS
MICROWORKS BY HENRY KLOSS
and related logos

                                      EXHIBIT B
                               CREATIVE PURCHASE ORDER


                                    [SEE ATTACHED]

                                 CREATIVE LABS, INC.
                         PURCHASE ORDER TERMS AND CONDITIONS

1.  ORDER ACCEPTANCE
    This order is not binding upon Buyer until accepted by Seller by acknowledgment or by shipment conforming to the terms hereof. Seller's complete acceptance of this order will be presumed unless the Seller acknowledges exceptions within fifteen (15) days after the date of this order.
    In the event exception is acknowledged, as provided herein, Buyer and
Seller shall then negotiate terms or conditions. In the event Seller uses its own acknowledgment form, any terms or conditions thereof which conflict with or attempt to modify the terms or conditions hereof shall be deemed waived unless Seller prominently indicates that its acknowledgment is, in fact, a counter offer. In such event, negotiations to resolve the conflict shall be entered into. No changes from the terms contained herein will be binding on the Buyer unless evidenced by Buyer's duly executed purchase order change notice signed by Buyer's authorized representative.
    ACCEPTANCE OF THIS OFFER IS EXPRESSLY LIMITED TO THE TERMS HEREOF. IN THE EVENT OF ANY INCONSISTENCY BETWEEN THE TERMS OF THIS ORDER AND ANY PURPORTED ACCEPTANCE, THE TERMS OF THIS ORDER SHALL PREVAIL.
2.  PRICE
    This order shall not be filled at prices higher than those shown on this order, unless such increased prices have been authorized by the Buyer. If price terms are omitted, the price for the goods or services shall be the lower of (i) the price last quoted or paid (whichever is later) or (ii) the prevailing lowest market price at the time of shipment. Seller warrants that the prices charged at the time of order for goods or services ordered herein are not in excess of prices charged to other customers similarly situated, for similar quantities of goods and services of like quality. Unless otherwise provided herein, the contract price shall include all costs of transporting and insuring the goods ordered. No extra charge of any kind, including charges for packing, boxing, storage or cartage, will be allowed unless specifically agreed to by Buyer in advance in writing. Except as may be otherwise provided in this order, the contract price shall include all applicable Federal, State and local taxes of any kind in effect on the contract date. All orders shall be quoted and paid in U.S. dollars unless other currency is specifically noted in the purchase order.
3.  CASH DISCOUNT
    Payment discounts shall be calculated from the date the material, goods or services are received by the Buyer at the destination designated in the order. Buyer and Seller agree terms are net 30 days following date of receipt of goods or services at the delivery destination provided by Creative.
4.  DELIVERY
    Time is of the essence. Delivery shall be strictly in accordance with the schedule set forth in the Purchase Order. Delays in shipment shall be reported immediately by the Seller to the Buyer. Buyer reserves the right to cancel this order in whole or in part if Seller should fail to make deliveries in accordance with the terms of the Purchase Order and any Corporate Purchase Agreement referenced therein. Such right of cancellation shall be in addition to Buyer's other rights and remedies, and in the event of such cancellation, Buyer shall have no liability to Seller of any kind whatsoever.
5.  PATENT, TRADEMARK, COPYRIGHT INDEMNITY
    Seller agrees to defend, indemnify and save harmless to the Buyer, its successors, assigns and/or its customers from and against any and all claims, losses, liabilities, damages, expenses, and costs arising from or by reason of any actual or claimed infringement of patents, trademarks, or copyrights, and to defend any suits based thereon, with respect to the goods or services furnished hereunder by the Seller, except where the claimed infringement arises from adherence to specifications, designs, or drawings originating from Buyer.
6.  WARRANTY
    The Seller warrants that all goods or services delivered hereunder will conform to the design and specifications and to drawings, samples or other descriptions referred to in this order, will conform strictly to the requirements of this order, will be free of defects in material and workmanship, and be delivered free and clear of all liens and encumbrances.
    Such warranties shall survive any inspection, delivery, acceptance, or payments by the Buyer for the goods or services, for the greater of six months following date of shipment or Seller's customary warranty period, unless otherwise specified herein.
    Seller also warrants that all goods delivered under this Purchase Order shall be able to accurately process data (including, but not limited to, calculating, comparing and sequencing) from, into, and between the twentieth and twenty-first centuries, including leap year calculations.
7.  COMPLIANCE WITH LAWS
    Seller shall comply with all Federal, State, and local laws applicable to this order, including but not limited to all laws, rules and regulations with respect to equal employment opportunities, fair labor standards, workman's compensation and occupational health and safety regulation and Seller shall indemnify Buyer against any claims Buyer arising as a result of Seller's non-compliance with this provision. All goods and services ordered herein are valid under the provisions of the Robinson-Patman (price discrimination) Act and all other pertinent orders, laws and regulations. Seller shall comply with all export laws and regulations of the United States and any other applicable jurisdiction.
8.  BUYER'S PROPERTY
    All materials, including tools, furnished or specifically paid for by
Buyer, unless otherwise specified herein, shall be the property of the Buyer, shall be subject to removal at any time without additional cost upon demand by the Buyer, shall be used only in filling orders from the Buyer, shall be kept separate from other materials or tools, and shall be clearly identified as the property of the Buyer. Seller assumes all liability for loss or damage, with the exception of normal wear and tear and agrees to supply detailed statements of inventory promptly upon request.
9.  INDEMNIFICATION AND INSURANCE
    Seller agrees to protect, defend, indemnify and save Buyer harmless from all sums, costs, and expenses which Buyer may incur or be obligated to pay as a result of any and all claims, demands, causes of action or judgments of every nature whatsoever in favor of any person, including both Seller's and Buyer's employees, on account of personal injury or death or damages to property incident to or resulting directly or indirectly from the performance by Seller hereunder.
    Seller further shall maintain, at its expense, a policy or policies of products liability insurance, with contractual liability endorsement, in such amounts and with such companies and containing such other provisions as shall be satisfactory to Buyer covering items sold and services rendered to Buyer hereunder. All such policies shall have Creative Labs as named insured and provide the minimum coverage unless reasonably modified by Creative Labs as follows:
                   General Aggregate        $2,000,000
                   Products-Comp/Op          2,000,000
                   Personal & Adv Injury     1,000,000
                   Each Occurrence           1,000,000
                   Fire Damage                  50,000
                   Medical Expenses              5,000
    In the event that Seller has its employees, contractors, or agents on-site at Buyer's location, Seller shall also provide minimum coverage as follows:
                   Each Account        $1,000,000
                   Disease-Policy Limit     1,000,000
                   Disease-Each Employee    1,000,000
    All such policies shall provide that the coverage thereunder shall not be terminable without at least thirty (30) days prior written notice to Buyer. Seller shall also promptly supply satisfactory evidence to Buyer upon demand, of the existence of said aforementioned policy or policies.
10. ASSIGNMENT OF RIGHTS
    Seller shall not delegate any duties or assign any rights or claims under this contract or for breach thereof without the written consent of Buyer and no delegation or assignment without such consent shall be binding on the Buyer.
All claims for monies due or to become due from Buyer shall be subject to deduction by Buyer for any setoff or counterclaim arising out of this or any other of Buyer's transactions with Seller whether such setoff or counterclaim arose before or after this order or any consented assignment by Seller.
11. CHANGES
    Buyer may at any time make changes in the delivery schedule, drawings, quantities, designs and specifications but no change will be allowed unless authorized by the Buyer in writing. Buyer may also make changes in the method of shipping, packing, and place of delivery by any means of communication. If any such change affects costs or delivery schedules of this order an equitable adjustment shall be made, provided Seller makes a written claim thereof within 15 days from the date of Buyer's written notification.
12. INSOLVENCY
    In the event of any proceedings, voluntary or involuntary, in bankruptcy or insolvency by or against Seller, including any proceeding under the applicable Federal or State Bankruptcy law currently in effect, or in the event of the appointment, with or without the Seller's consent, of an assignee for the benefit of creditors or of a receiver, the Buyer shall be entitled to elect to cancel any unfilled part of this order without any liability whatsoever.
13. PROPRIETY RIGHTS/TRADE SECRETS
    Any information, data, or materials provided by the Buyer to Seller and designated as proprietary, confidential, or trade secrets shall be treated by Seller as a trade secret and as a confidential disclosure to Seller and shall at no time thereafter be communicated or disclosed or permitted to be revealed to third parties. Seller shall promptly return to Buyer all copies of information, data, or materials covering any such proprietary or confidential information upon

Buyer's request.
14. OBJECTIVE QUALITY EVIDENCE
    Seller agrees to maintain objective quality evidence for goods or services supplied hereunder. Seller shall supply such evidence upon request.
15. LABOR DISPUTES
    Seller agrees that whenever an actual or potential labor dispute delays or threatens to delay its timely performance hereunder, Seller will immediately give written notice to the Buyer.
16. TITLE AND RISK OF LOSS
    Notwithstanding any provision hereof to the contrary, title to, and risk of loss of, the goods shall remain with the Seller until the goods are delivered at the F.O.B. destination point specified in this Purchase Order, or if no such point is specified, then when the goods are delivered to the Buyer. However, if the goods are of an explosive, inflammable, toxic or otherwise dangerous nature, Seller shall hold Buyer harmless from and against any and all claims asserted against Buyer on account of any personal injuries and/or property damages caused by the goods, or by the transportation thereof, prior to the completion of unloading at Buyer's plant or warehouse. Unless otherwise specified all shipments shall be F.O.B. destination, and shall be in accordance with Buyer's shipping instructions. All goods ordered shall be appropriately packaged to protect against damage during shipment.
17. DEFECTIVE WORK; INSPECTION
    Each and every good or service purchased hereunder is subject to Buyer's inspection and approval at any place Buyer may reasonably designate. Buyer expressly reserves all rights, without liability hereunder or otherwise, to reject and refuse acceptance of any item of goods or services which do no conform in all respects to (a) any instructions contained herein; (b) Buyer's specifications, drawings, designs, blueprints and data; and (c) each of Seller's warranties, whether such warranties be expressed or implied. Buyer shall have reasonable time after receipt of goods to inspect them for conformity thereto, and receipt of goods and payment therefor prior to inspection shall not constitute acceptance. If any of the goods or services are defective in material or workmanship or otherwise not in conformity with the requirements of this order, Buyer shall have the right to either reject them or to require their correction or substitution, and to return them at Seller's risk and expense, including transportation both ways.
18. OVERSHIPMENT
    Subject to inspection and acceptance, Buyer will be liable for payment only for quantities ordered and delivered. Overshipment shall be held at Seller's risk and expense for a reasonable time awaiting shipping instructions. Shipping for returns shall be made at Seller's risk of loss and expense.
19. REMEDIES
    The rights and remedies provided to Buyer herein shall be cumulative and in addition to any other rights and remedies provided under the Uniform Commercial Code, or otherwise at law or in equity. Seller's sole remedy in the event of breach of contract by Buyer shall be the right to recover damages in an amount equal to the difference between market price to third parties at the time of breach and contract price.
20. WAIVER
    Waiver of breach of any provision of its Purchase Order shall not constitute waiver of full compliance with such provision thereafter nor shall it be construed as a waiver of any other breach.

21. GOVERNING LAW
    This Purchase Order shall be interpreted and governed in all respects according to the laws of the State of California.

                                      EXHIBIT C
                              CSW MARKETING COMMITMENTS

1.  CompUSA agreements:
    (a)  co-op accrual
    (b)  MDF accrual
    (c)  Internet accrual

2.  MicroCenter MDF/co-op accrual

                                      EXHIBIT D
                           MUTUAL NON-DISCLOSURE AGREEMENT


                                    [SEE ATTACHED]

                              MUTUAL CONFIDENTIALITY AND
                               NON-DISCLOSURE AGREEMENT


    This Agreement is made and entered into on the 18th day of October, 1996.

BETWEEN:
(1) Creative Labs, Inc. having its principal offices at 1901 McCarthy Boulevard, Milpitas, CA 95035 ("Creative"),

(2) Cambridge SoundWorks, a Massachusetts corporation having its principal offices at 311 Needham St., Newton, MA 02164 ("CSW")

WHEREAS:

1. Creative and CSW are engaged in discussions with respect to a possible business or financial arrangement or venture between them relating to multimedia technology, and speakers, and amplifiers.

2. In connection therewith disclosure of certain information which is proprietary/confidential to the parties may become necessary or desirable.

3. Each party is willing to disclose such Proprietary/Confidential Information to the other parties upon the terms and conditions herein set forth and each party is willing to maintain the confidentiality of such information disclosed to it by the other parties in accordance with the terms and conditions hereof.

NOW THEREFORE, in consideration of the disclosure of such Proprietary/Confidential Information and the mutual covenants and promises herein contained, it is agreed as follows:

1.  INTERPRETATION
    For the purposes of this Agreement "Proprietary/Confidential Information" shall mean any and all proprietary, secret information, technical data or know-how related to any aspect of either party's business or technology including, without limitation, data, know-how, formulae, designs, photographs, drawings specification, software programs and samples and any other material bearing or incorporating any such information which is disclosed by one party to the other, which information, data or know-how is marked or stipulated as being "Proprietary", "Confidential", "Strictly Private" or otherwise, using words of similar significance. Such disclosure may be made either directly or indirectly, in writing, orally or by drawings, plans or inspection of products, materials parts or equipment.

2.  UNDERTAKING OF THE PARTIES
    Each party hereby undertakes to treat and maintain all Proprietary/Confidential Information received from any of the other parties in confidence. With respect thereto, each party hereby undertakes and agrees as follows:
    i) For a period of 5 years from the date of this Agreement, the receiving party shall not publish, disseminate nor disclose any Proprietary/Confidential Information received from any of the other parties to any third party except to those of its own employees having a valid need to know the information in the course of employment and such disclosure shall be on terms not less restrictive than those herein contained.

    ii) The receiving party shall use the same degree of care to avoid disclosure or use of the Proprietary/Confidential Information as it uses in respect of its own information of like importance but in no case less than a reasonable degree of care.

    iii) The receiving party shall in accordance with the request of the other parties, either return all copies, recording and tangible manifestations of Proprietary/Confidential Information or destroy the same following a determination by any of the parties not to enter into any arrangement or venture with each other of the kind contemplated herein or upon the termination of any related memorandum of understanding or agreement entered into between the parties or upon the written request of the disclosing party.

3.  EXCEPTIONS
    The aforesaid restrictions on the parties shall not apply to any Proprietary/Confidential Information which:
    i) can be proved by documentary evidence to be such Proprietary/Confidential Information that was already in the possession of the receiving party and at its free disposal before the disclosure hereunder to it;
    ii) is received by the receiving party from third parties without accompanying secrecy or confidentiality obligations and not in violation of any duty of confidence under this agreement;
    iii) is independently developed by the receiving party;
    iv) is or becomes generally available to the public in printed publications in general circulation through no act or default on the part of the receiving party or its agents or employees;
    v) is furnished to a third party by a party hereto who owns such Proprietary/Confidential Information without similar restriction on the third party's rights;
    vi)  is approved for release by written authorization of the other party;
         or
    vii) is disclosed pursuant to any requirement or request by operation of law provided that the receiving party shall prior to disclosure notify the disclosing party of any such requirement or request.

4.  OWNERSHIP
    All Proprietary/Confidential Information disclosed pursuant to this Agreement, shall be and remain the property of the disclosing party. Nothing in this Agreement shall be construed as granting or conferring any rights by license or otherwise, expressly, impliedly or otherwise for any of the Proprietary/Confidential Information disclosed by the disclosing party hereunder. All Proprietary/Confidential Information, existing in written form or recorded in any other tangible medium, shall be returned to the disclosing party upon its request, together with any reproductions or copies thereof. Further, upon the disclosing party's request, notes, memoranda and reports which incorporates the Proprietary/Confidential Information shall, without exception, be destroyed.

5.  ORAL DISCLOSURE
    In the event the disclosing party of such Proprietary/Confidential Information orally discloses the information to the receiving party, the disclosing party agrees to promptly notify the receiving party of the confidentiality of such oral disclosure and reduce to writing such Proprietary/Confidential Information and submit the same to the receiving party within 15 days of such oral disclosure, failing which the receiving party shall not be bound by the confidentiality obligations as herein provided as regards the said Proprietary/Confidential Information disclosed orally.

6.  AUTHORIZATION
    Each party agrees that necessary authorizations, permits or licenses including export licenses as may be required will be obtained prior to the exportation/disclosure of any Proprietary/Confidential Information relating to the technology of the other party. The disclosing party shall notify the receiving party of the need to obtain any required authorizations, permits and licenses and/or the need to comply with any relevant laws or regulations relating to the disclosure. The disclosing party shall obtain the required authorizations, permits and licenses.

7.  SURVIVAL
    The aforesaid obligations of the receiving party shall survive the termination of this Agreement.

8.  LIMITED WARRANTY
    Each party hereto warrants that it has the right to disclose the Proprietary/Confidential Information which it discloses to the other parties and that the Proprietary/Confidential Information disclosed is, to the best of its knowledge, correct. Nothing contained in this agreement shall be construed to obligate any party to disclose any information to the other parties.

9.  REMEDY FOR BREACH
    It is understood and agreed between the parties that any breach of the obligations of confidentiality contained in this Agreement may cause the disclosing party irreparable loss. Accordingly, and in addition to any other remedies a party may have at law or equity, the disclosing party shall be entitled to obtain injunctive relief against the receiving party to prevent any further or continuing breach of the receiving party's obligations or additional damage to the disclosing party in the event such loss is in fact incurred by the disclosing party as a result of the breach or is imminent.

10. SEVERABILITY
    If, for any reason, a court of competent jurisdiction finds any provision of this Agreement, or any portion hereof, to be unenforceable, such decision shall not affect the validity of the remaining portion, which remaining portion shall continue in full force and effect as if this Agreement had been executed with the invalid portion thereof eliminated therefrom.

    In the event that a portion of this Agreement shall be declared to be invalid, then the parties agree, that they shall, in good faith, negotiate with one another to replace such invalid provision with a valid provision as similar as possible to that which had been held to be invalid.

11. TERMINATION
    This Agreement shall govern all matters referred to herein until terminated by either party upon thirty days written notice to the other or in accordance with this Agreement. Upon termination, all information and derivatives shall be returned to the respective parties. Notwithstanding the termination, each party shall continue to fulfill its obligations hereunder for a period of five (5) years thereafter.

12. MISCELLANEOUS
    Any notice or communication to be given under this Agreement shall be given if delivered in writing to the intended recipient at the address and marked for the attention of the person set out in this Agreement or as may be notified from time to time by the party concerned.

    This Agreement shall be fully binding upon, inure to the benefit of and be enforceable by the parties hereto, their legal representatives and other respective successors and assigns. Each party shall not make any assignment of this Agreement or any interest therein without the prior written consent of the other party.

    The failure of any party to insist upon or enforce strict performance of any of the provisions of this Agreement or to exercise any rights or remedies under this Agreement shall not be construed as a waiver or relinquishment to any extent of such party's rights to assert or rely upon any such provisions, rights or remedies in that or any other instance; rather the same shall remain in full force and effect.

    The terms of this Agreement are confidential and shall not be disclosed to third parties without the written consent of all parties, except to the extent required by a court or regulatory agency of competent jurisdiction.

13. GOVERNING LAW
    This Agreement shall be governed by, construed and enforced in accordance with California Law.

IN WITNESS WHEREOF, the parties have hereunto set their hands the day and year first written above.

CREATIVE LABS, INC.                                   CAMBRIDGE SOUNDWORKS



Signature:  /s/ DAN BANERJE            Signature:    /s/ ROBERT S. MAINIERO
         -------------------------               -----------------------------
-----
Name:   DAN BANERJE                    Name:   ROBERT S. MAINIERO
    -------------------------          -----------------------------

Designation: DIRECTOR, OEM SALES       Designation:V.P. - BUSINESS DEVELOPMENT
           -----------------------                 ---------------------------
-----

                                       EXHIBIT E
                                  LIST OEM CUSTOMERS

The following is a list of "OEM Customers" pursuant to the definition set forth in Section 1 of the Agreement:

*